As Filed with the Securities and Exchange Commission on January 13, 2011	Registration No. 333-166866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-1/A
Amendment No. 8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

China Century Dragon Media, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	7311	26-1583852
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Room 801, No. 7, Wenchanger Road,
Jiangbei, Huizhou City, Guangdong Province, China
0086-0752-3138789
(Address and Telephone Number of Principal Executive Offices)
________________

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)
________________

Copies to
Thomas J. Poletti, Esq. Melissa A. Brown, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone: (310) 552-5000 Facsimile: (310) 552-5001	David Ficksman, Esq. TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, CA 90067-2367 Telephone: (310) 789-1290 Facsimile: (310) 789-1490
_______________

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	1,610,000	(2)	$7.00	(2)	$11,270,000	(2)	$1029.80	(3)
Common Stock, $0.0001 par value per share	1,034,403	(4)	$7.00	(5)	$7,240,821	(5)	$590.02	(6)
Underwriters’ Warrants to Purchase Common Stock	70,000	(7)	N/A		N/A		N/A	(8)
Common Stock Underlying Underwriters’ Warrants, $0.0001 par value per share	70,000	(9)	$8.40	(10)	$588,000	(10)	$53.72	(11)
Total Registration Fee							$1,673.55	(12)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(3)
The Registrant previously paid registration fees of $655.96 for 1,150,000 shares at a proposed maximum offering price of $8.00 registered at a registration fee rate of $71.30 per million.  Also includes registration fees of $373.84 for the registration of 460,000 shares of common stock at a proposed maximum offering price of $7.00 per share at a registration fee rate of $116.10 per million.

(4)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,034,403 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(6)	The registrant previously paid registration fees of $590.02 for these shares based on a proposed maximum offering price of $8.00 per share at a registration fee of $71.30 per million.

(7)
Represents the maximum number of warrants, each of which will be exercisable at a percentage of the per share offering price, to purchase the Registrant’s common stock to be issued to the Underwriters in connection with the public offering.

(8)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Underwriters’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(9)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Underwriters’ warrants.

(10)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated maximum exercise price of $8.40 per share, or 120% of the maximum offering price.

(11)
Includes previously paid registration fees of $34.22 for 50,000 shares at a proposed maximum offering price of $9.60 per share registered at a registration fee rate of $71.30 per million and registration fees of $11.98 for the registration of 20,000 shares at a proposed maximum offering price of $8.40 per share at a registration fee rate of $116.10 per million.

(12)	Previously paid.
________________

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 8 to Form S-1 for China Century Dragon Media, Inc. is being made solely to correct a typographical error on the cover page to the Public Offering Prospectus in Amendment No. 7 (the “Cover Page”).    No other changes or modifications to Amendment No. 7 have been made and only the Cover Page is filed with this Amendment No. 8.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	January 12, 2011

1,400,000 Shares

China Century Dragon Media, Inc.

Common Stock

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Amex under the symbol “CDM.”  There can, however, be no assurance that our common stock will be accepted for listing on the NYSE Amex.

We are offering all of the 1,400,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $6.00 and $7.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 14 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ [___]	$ [___]
Underwriting discounts and commissions	$ [___]	$ [___]
Proceeds, before expenses, to China Century Dragon Media, Inc.	$ [___]	$ [___]

The Underwriters have a 45-day option to purchase up to 210,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriters sell more than 1,400,000 shares of common stock in this offering (the “Over-allotment Shares”).  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, will be $[__].

We have agreed to pay the Underwriters an aggregate non-accountable expense allowance of 2.5% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share.

The Underwriters will also receive warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in connection with this offering, or 70,000 shares, exercisable at a per share price equal to 120% of the offering price of this offering.  The Underwriters are offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about [__________], 2011.

WestPark Capital, Inc.	I-Bankers Securities, Inc.
Joseph Gunnar & Co., LLC

The Date of this Prospectus is ____________________, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 13th day of January, 2011.

China Century Dragon Media, Inc.

By:	/s/ HaiMing Fu
Name:	HaiMing Fu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints HaiMing Fu, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

Chief Executive Officer (Principal
/s/ HaiMing Fu	Executive Officer)	January 13, 2011
HaiMing Fu

Chief Financial Officer and Corporate Secretary
(Principal Financial and Accounting
/s/ Dapeng Duan	Officer)	January 13, 2011
Dapeng Duan

*	Chairman of the Board	January 13, 2011
HuiHua Li

*	Director	January 13, 2011
ZhiFeng Yan

*	Director	January 13, 2011
David De Campo

*	Director	January 13, 2011
Yue Lu

*	Director	January 13, 2011
Fang Yuan

*By:	/s/ HaiMing Fu
HaiMing Fu, as Attorney in Fact